IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

CYCH, INC.,	Case No. 01-0622 (MFW)
f/k/a CyberCash, Inc.,

Debtor.

FIRST AMENDED LIQUIDATING PLAN OF REORGANIZATION

September 27, 2001

MORRIS, NICHOLS, ARSHT & TUNNELL 1201 N. Market Street, P.O. Box 1347 Wilmington, Delaware 19899-1347 Counsel to CYCH, Inc., f/k/a CyberCash, Inc., Debtor and Debtor in Possession

CYCH, Inc., f/k/a CyberCash, Inc., as debtor and debtor in possession (the “Debtor”) under chapter 11 of title 11 of the United States Code, hereby proposes and files this Liquidating Plan of Reorganization.

(i)

1.37.	Insurance Claim	6
1.38.	Insurance Policy	6
1.39.	Interest	6
1.40.	Joint Venture	7
1.41.	Litigation Claim	7
1.42.	Net Proceeds	7
1.43.	Old Common Stock	7
1.44.	Person	7
1.45.	Petition Date	7
1.46.	Plan	8
1.47.	Priority Claim	8
1.48.	Priority Tax Claim	8
1.49.	Ratable, Ratably or Ratable Share	8
1.50.	Record Date	8
1.51.	Released Party	8
1.52.	Reorganization Case	8
1.53.	RGC	8
1.54.	RGC Claim	8
1.55.	RGC Settlement	9
1.56.	RGC Settlement Payment	9
1.57.	Schedule of Assets and Liabilities	9
1.58.	Secured Claim	9
1.59.	Unclaimed Property	9
1.60.	United States Trustee	10
1.61.	Unsecured Claim	10
1.62.	Unsecured Distribution Fund	10
1.63.	Vendor Claims	10
1.64.	Wind-down Budget	10
1.65.	Wind-down Reserve	10
Article II. METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS AND GENERAL PROVISIONS		11
2.1.	General Rules of Classification	11
2.2.	Administrative Claims, Priority Tax Claims and Fee Claims	11
2.3.	Bar Date for Administrative Claims	11
2.4.	Bar Date for Fee Claims	11
Article III. CLASSIFICATION OF CLAIMS AND INTERESTS		11
3.1.	Class 1	11
3.2.	Class 2	12
3.3.	Class 3	12
3.4.	Class 4	12
3.5.	Class 5	12
Article IV. TREATMENT OF UNIMPAIRED CLASSES		13
4.1.	Administrative Claims	13
4.2.	Class 1 Priority Claims and Priority Tax Claims	13

(ii)

4.3.	Fee Claims	13
4.4.	Class 2 Secured Claims	14
4.5.	Class 3 Unsecured Claims	14
4.6.	Class 4 Insurance Claims	14
4.7.	Class 5 Interests	15
Article V. TREATMENT OF IMPAIRED CLASSES		15
Article VI. IMPLEMENTATION		15
6.1.	Powers	15
6.2.	Plan Administrator	16
6.3.	Investments	17
6.4.	Resignation, Death or Removal of Plan Administrator	18
6.5.	Employee Programs	18
6.6.	Exemption from Certain Transfer Taxes	18
6.7.	Asset Sales	19
6.8.	Setoffs	19
6.9.	Compromise of Controversies	19
6.10.	Withdrawal of the Plan	20
6.11.	Litigation Claims	20
6.12.	Wind-down Reserve and Administrative/Priority Fund	20
6.13.	Preservation of Escrows	20
6.14.	Insurance Preservation	21
6.15.	Closing of Administrative/Priority Fund and Fee Claims Reserve	21
Article VII. EFFECT OF THE PLAN ON CLAIMS AND INTERESTS		21
7.1.	Surrender of Securities	21
7.2.	Releases	22
Article VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		23
8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases	23
8.2.	Bar Date for Rejection Damages	24
Article IX. DISTRIBUTIONS		24
9.1.	Objections to and Estimation of Claims	24
9.2.	Amendments to Claims	25
9.3.	Funding of the Plan	25
9.4.	No Recourse to Plan Administrator	25
9.5.	Non-Cash Property	25
9.6.	Transmittal of Distributions and Notices	26
9.7.	Unclaimed Property	26
9.8.	Withholding Taxes	26
9.9.	Disputed Payment	26
9.10.	Miscellaneous Distribution Provisions	27
9.11.	De Minimis Distribution Provisions	27

(iii)

Article X. ADMINISTRATIVE PROVISIONS		27
10.1.	Retention of Jurisdiction	27
10.2.	Amendments	29
10.3.	The Role of the Creditors’ Committee	30
10.4.	Successors and Assigns	30
10.5.	Governing Law	30
10.6.	Corporate Action	30
10.7.	Effectuating Documents and Further Transactions	30
10.8.	Confirmation Order and Plan Control	30
10.9.	Rules of Construction	31
10.10.	Notices	31
10.11.	No Admissions	31

(iv)

ARTICLE I.

DEFINITIONS

          The capitalized terms set forth below shall have the following meanings:

          1.1.      Administrative Claim

          means an unsecured Claim, other than a Fee Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the businesses of the Debtor (such as wages, salaries, or commissions for services rendered); and (b) all fees and charges assessed against the Estate pursuant to section 1930 of title 28 of the United States Code.

          1.2.      Administrative/Priority Fund

          means the fund to be established by the Plan Administrator on the Effective Date for the payment of Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims. The initial amount of such fund shall be an amount to be determined by the Debtor as necessary to pay the amounts of (a) all timely filed Administrative Claims, Priority Claims and Priority Tax Claims that are not Disputed Claims and (b) all Disputed Claims in such Classes and categories that may become Allowed Claims. Such amount may be supplemented from time to time pursuant to Section 6.12 hereof.

          1.3.      Allowed Claim

     means a Claim to the extent such Claim is: (a) either (i) scheduled by the Debtor pursuant to the Bankruptcy Code and Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated, zero, undetermined or disputed; or (ii) proof of which has been timely filed, or deemed timely filed with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules and/or any applicable orders of the Court, or late filed with leave of Court and (b) either (i) not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules and/or applicable orders of the Court; or (ii) that has otherwise been allowed by a Final Order or pursuant to this Plan. An Allowed Claim: (y) includes a previously Disputed Claim to the extent such Disputed Claim becomes allowed when the context so requires; and (z) shall be net of any valid setoff amount of any related Secured Claim based on a valid setoff right, which valid setoff amount shall be deemed to have been setoff in accordance with the provisions of this Plan.

          1.4.      Allowed [Class Designation] Claim

          means an Allowed Claim in the specified Class. For example, an Allowed Unsecured Claim is an Allowed Claim in the Unsecured Claims Class designated herein as Class 3.

          1.5.      Bankruptcy Code

          means title 11 of the United States Code, as now in effect or hereafter amended.

1.6.	Bankruptcy Rules

     means the Federal Rules of Bankruptcy Procedure and the local rules of the Court (including any applicable local rules of the United States Bankruptcy Court for the District of Delaware), as now in effect or hereafter amended.

1.7.	Business Day

     means any day except a Saturday, Sunday, or “legal holiday” as such term is defined in Bankruptcy Rule 9006(a).

1.8.	Cash

     means legal tender of the United States or its equivalents, including but not limited to bank deposits, checks, and other similar items.

1.9.	Claim

     means a claim against the Debtor, whether or not asserted, known or unknown, as such term is defined in section 101(5) of the Bankruptcy Code.

1.10.	Class

     means a group of Claims or Interests described in Articles II and III of the Plan.

1.11.	Collateral

     means property of the Debtor or its Estate that secures a Secured Claim, up to the amount of such Claim.

1.12.	Confirmation Date

means the date the Court enters the Confirmation Order on its docket.

1.13.	Confirmation Hearing

means the hearing pursuant to which the Court enters the Confirmation Order.

1.14.	Confirmation Order

means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.15.	Court

     means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Reorganization Case or any proceeding therein.

1.16.	Creditors’ Committee

     means the Official Committee of Unsecured Creditors in the Reorganization Case, as appointed by the United States Trustee and reconstituted from time to time.

1.17.	Debtor

     has the meaning ascribed to such term on the first page of this Plan.

1.18.	Disclosure Statement

     means the Disclosure Statement that relates to this Plan, if any, and as approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein).

1.19.	Disclosure Statement Order

     means the order of the Court approving the Disclosure Statement, if such Disclosure Statement becomes necessary, as containing adequate information pursuant to section 1125 of the Bankruptcy Code.

1.20.	Disputed Claim

     means that portion (including, when appropriate, the whole) of a Claim that is not an Allowed Claim. For the purposes of the Plan, a Claim shall be considered a Disputed Claim in its entirety before the time that an objection has been or may be filed if: (a) the amount or classification of the Claim specified in the relevant proof of claim exceeds the amount or classification of any corresponding Claim scheduled by the Debtor in its Schedules of Assets and Liabilities; (b) any corresponding Claim scheduled by the Debtor has been scheduled as disputed, contingent or unliquidated; or (c) no corresponding Claim has been scheduled by the Debtor in its Schedules of Assets and Liabilities.

1.21.	Distribution

     means the distribution in accordance with this Plan of Cash or other property, as the case may be.

1.22.	Distribution Address

     means the address set forth in the relevant proof of claim. If no proof of claim is filed with respect to a particular Claim, such defined term means the address set forth in the Debtor’s Schedules of Assets and Liabilities or register maintained for registered securities.

1.23.	Distribution Date

     means (a) with respect to Administrative Claims, Priority Claims, Priority Tax Claims, Secured Claims and Unsecured Claims, the date that is the later of: (i) the Effective

Date (or as soon thereafter as reasonably practicable); and (ii) the date such Claims become Allowed Claims or otherwise become payable under the Plan (or as soon thereafter as reasonably practicable), (b) with respect to Fee Claims, the date that such Claims are allowed by final order of the Court (or as soon thereafter as reasonably practicable) and (c) with respect to Class 5 Interests: (i) the Record Date (or as soon thereafter as reasonably practicable); or (ii) the date or dates that remaining assets in the Equity Fund are distributed pursuant to Article IX of the Plan; but in no event shall the initial Distributions to Holders of Class 5 Interests be made later than December 31, 2001. With respect to Secured Claims, occurrence of the Distribution Date shall be subject, if applicable, to the sale of the relevant Collateral.

1.24.	Effective Date

     means: (a) if no stay of the Confirmation Order is in effect, the first Business Day after the date on which the Confirmation Order becomes a Final Order; or (b) if a stay of the Confirmation Order is in effect, on the first Business Day after the later of: (i) the date such stay is vacated or any appeal, rehearing, remand or petition for certiorari is resolved in a manner that does not reverse or materially modify the Confirmation Order; and (ii) the date which is thirty (30) days after the Confirmation Order was entered by the Court.

1.25.	Employee Programs

     means any program to or for the benefit of the employees of the Debtor.

1.26.	Employee Program Claim

     means any Claim arising from or related to the Debtor’s operation or maintenance of the Employee Programs.

1.27.	ERISA

     means the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.), as the same was in effect on the Petition Date, as amended by any amendments effective against the Debtor.

1.28.	Equity Fund

     means the fund to be established by the Plan Administrator on the Effective Date to hold, pending distribution, all of the Debtor’s Cash on the Effective Date after funding of the Administrative/Priority Fund, the Fee Claims Reserve, the Unsecured Distribution Fund and the Wind-down Reserve. The Equity Fund shall include the net proceeds of all other assets of the Debtor or the Plan Administrator required to be deposited therein by the Plan, including, without limitation, (a) any funds remaining in the Administrative/ Priority Fund, Fee Claims Reserve and the Wind-down Reserve after payment of all the obligations for which they are established hereunder and any excess amounts in such funds and reserves prior to such final payment; and (b) all Unclaimed Property required to be deposited in the Equity Fund pursuant to Section 9.7 hereof.

1.29.	Estate

     means the estate created in the Reorganization Case pursuant to section 541 of the Bankruptcy Code.

1.30.	Estimation Order

     means an order or orders of the Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the aggregate (and if applicable, individual) Face Amount of Disputed Claims in each relevant Class. The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

1.31.	Face Amount

     means: (a) with respect to any Claim for which a proof of claim is filed, an amount equal to: (i) the liquidated amount, if any, set forth therein; or (ii) any other amount set forth in an Estimation Order; or (b) with respect to any Claim scheduled in the relevant Debtor’s Schedules of Assets and Liabilities, but for which no proof of claim is filed, the amount of the Claim scheduled as undisputed, noncontingent and liquidated.

1.32.	Fee Claim

     means a Claim for compensation or reimbursement of expenses pursuant to section 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with the Reorganization Case.

1.33.	Fee Claims Reserve

     means a reserve to be established on the Effective Date by the Plan Administrator to pay the Fee Claims allowed by Final Order of the Court. The Fee Claims Reserve shall be established in an amount to be determined by the Debtor representing (i) accrued holdbacks relating to Fee Claims approved by the Court prior to the date hereof or accrued in accordance with the Fee Order, and (ii) the Debtor’s estimate of the reasonable Fee Claims accrued or likely to accrue through the Effective Date but not yet approved or disapproved by the Court or paid pursuant to the Fee Order.

1.34.	Fee Order

     means the Court’s “Administrative Order, Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals,” in the Reorganization Case.

1.35.	Final Order

     means an order or judgment of the Court, as entered on the docket of the Court, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.36.	Holder

     means an Entity holding an Interest or a Claim.

1.37.	Insurance Claim

     means any Claim against a Debtor that the Debtor asserts is payable, in whole or in part, under any Insurance Policy.

1.38.	Insurance Policy

     means any policy of insurance and any agreements relating thereto that may be available to provide coverage for Claims against the Debtor, including but not limited to statutorily mandated workers’ compensation programs in effect on the Petition Date providing compensation, paid for by third parties, to employees of the Debtor for job-related injuries or job related illnesses.

1.39.	Interest

     means an equity security, within the meaning of section 101(16) of the Bankruptcy Code, in a Debtor. For purposes of Distributions under the Plan, the defined term Interest shall include a Claim against a Debtor that has been subordinated pursuant to section 510 of the Bankruptcy Code because it: (a) arises from rescission of a purchase or sale of any Interest in a Debtor; (b) arises from damages resulting from the purchase or sale of any such security; (c) is subject to equitable subordination for purposes of distribution pursuant to subsection; or (d) is for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim of the type described in clause (a), (b) or (c) of this sentence.

1.40.	Joint Venture

     means one of the joint ventures between the Debtor and certain third parties.

1.41.	Litigation Claim

     means any claim, right or cause of action, including a claim, right or cause of action accruing or incorporated under chapter 5 of the Bankruptcy Code which may be asserted by or on behalf of the Debtor, whether known or unknown, in law, equity or otherwise, other than any claim, right or cause of action which has been waived pursuant to the Plan, the Confirmation Order or another Court order in the Reorganization Case entered prior to the Effective Date.

1.42.	Net Proceeds

     means the Cash consideration received from the sale, transfer, or collection of property of the Estate or the conversion of such property to Cash in some other manner as contemplated in this Plan, whether occurring prior to or after the Effective Date, less the reasonable, necessary and customary expenses attributable to such sale, transfer, collection or conversion, including costs of curing defaults under executory contracts that are assigned, paying personal property or other taxes accruing in connection with such sale, transfer or conversion or such property, brokerage fees and commissions, collection costs, reasonable attorneys’ fees and expenses and any applicable taxes or other claims of any governmental authority in connection with such property and any escrows or accounts established to hold funds for purchase price adjustments, indemnification claims, or other purposes in connection with such sale, transfer or collection; provided, however, that upon the release to the Debtor or the Plan Administrator of funds from such escrows or accounts, such funds shall become Net Proceeds of the relevant sale, transfer or collection.

1.43.	Old Common Stock

     means the preconfirmation common stock of the Debtor issued and outstanding as of the applicable record date.

1.44.	Person

     means any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, the Creditors’ Committee, Interest Holders, Holders of Claims, current or former employees of the Debtor, or any other entity.

1.45.	Petition Date

     means March 2, 2001.

1.46.	Plan

     means this First Amended Liquidating Plan of Reorganization, dated as of the date set forth on the first page hereof, for the Debtor, together with any amendments or modifications hereto as the Debtor may file hereafter in accordance with the terms of the Plan (such amendments or modifications only being effective if approved by order of the Court).

1.47.	Priority Claim

     means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; or (c) a Fee Claim.

1.48.	Priority Tax Claim

     means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.49.	Ratable, Ratably or Ratable Share

     means a number (expressed as a percentage) equal to the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of: (a) Allowed Claims plus (b) Disputed Claims (in their aggregate Face Amount) in such Class as of the date of determination.

1.50.	Record Date

     means the close of business on the day that is fifteen (15) days after the Effective Date.

1.51.	Released Party

     means the Plan Administrator, any current or former agent, representative, attorney, accountant, financial advisor or other professional of the Plan Administrator, the Debtor, and any officer, director or employee of the Debtor, but only if, in each case, such party served in such capacity on or after the Petition Date.

1.52.	Reorganization Case

     means the chapter 11 case of the Debtor pending before the Court.

1.53.	RGC

     means RGC International Investors, LDC.

1.54.	RGC Claim

     means the Class 3 Unsecured Claim filed by RGC in the amount of $11,218,043.64.

1.55.	RGC Settlement

     means the negotiated settlement whereby, pending approval of the Court and confirmation of the Plan, RGC has agreed to, among other things, accept payment of the RGC Settlement Payment as full and final satisfaction of the RGC Claim and any other claims against or Interests in CYCH that RGC may have or be entitled to assert, whether known or unknown, foreseen or unforeseen, existing now or arising hereafter. If the Settlement Payment is not paid on or before December 3, 2001, RGC shall retain the RGC Claim as an unsubordinated, Allowed Class 3 Unsecured Claim to be treated according to the terms of the Plan, including the payment of interest from the Petition Date through the Effective Date as set forth in Article 4.5 hereof.

1.56.	RGC Settlement Payment

     means the $10,998,082 payment RGC has agreed to accept if, but only if, such payment is made on or before December 3, 2001.

1.57.	Schedule of Assets and Liabilities

     means the Debtor’s schedule of assets and liabilities filed with the Court pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code, and as amended from time to time.

1.58.	Secured Claim

     means, pursuant to section 506 of the Bankruptcy Code, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of the Debtor in and to property of the Estate, to the extent of the value of the Holder’s interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is: (i) subject to an offset right under applicable law; and (ii) a secured claim against the Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code. Such defined term shall not include for voting or distribution purposes any such Claim that has been or will be paid in connection with the cure of defaults under an assumed executory contract or unexpired lease under section 365 of the Bankruptcy Code.

1.59.	Unclaimed Property

     means any Cash or other distributable property unclaimed on or after the Effective Date or the date on which an additional Distribution would have been made in respect of an Allowed Administrative, Priority, Priority Tax, Secured or Fee Claim. Unclaimed Property shall include: (a) checks (and the funds represented thereby) mailed to a Distribution Address and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) not mailed or delivered because no Distribution Address to mail or deliver such property was available, notwithstanding efforts by the Debtor or the Plan Administrator to locate such address which were commercially reasonable under the circumstances.

1.60.	United States Trustee

     means the Office of the United States Trustee for the District of Delaware.

1.61.	Unsecured Claim

     means any Claim that is not: (a) an Administrative, Priority, or Priority Tax Claim; (b) a Secured Claim; (c) an Insurance Claim; (d) a Fee Claim; or (e) a Claim included within any other Class of Claims or Interests.

1.62.	Unsecured Distribution Fund

     means the fund to be established by the Plan Administrator on the Effective Date for the payment of Allowed Unsecured Claims. The initial amount of such fund shall be set, after consultation with the Creditors’ Committee, according to the total amount of all Allowed Unsecured Claims. The Unsecured Distribution Fund shall be used to pay (a) all timely filed Unsecured Claims that are not Disputed Claims and (b) all Disputed Claims in Class 3 that may become Allowed Claims.

1.63.	Vendor Claims

     means, collectively, all claims of the Debtor for amounts owed by vendors to the Debtor, including but not limited to, rebates, returns, discounts, open account balances, deposits, incentives, volume purchase initiatives, and any other claims of the Debtor against any vendor in connection with the purchase of product from, or the return of product to, such vendor.

1.64.	Wind-down Budget

     means a budget to be prepared by the Debtor or its financial advisors, estimating the funds necessary to administer the Plan and unwind the Debtor’s affairs, including the costs of holding and liquidating Estate property, objecting to Claims, making the Distributions required by the Plan, prosecuting Litigation Claims in accordance with the Plan, paying taxes, filing tax returns, paying professionals’ fees and providing for the purchase of errors and omissions insurance and/or other forms of indemnification for the Plan Administrator.

1.65.	Wind-down Reserve

     means the fund to be established on the Effective Date by the Plan Administrator in accordance with the terms of the Wind-down Budget to fund the winding up of the affairs of the Debtor and the prosecution of the Litigation Claims. After the Effective Date, the Wind-down Reserve shall be supplemented with 100% of the Net Proceeds from the collection, sale, liquidation or other disposition of any non-Cash property of the Debtor or the Plan Administrator existing on or created after the Effective Date, including Litigation Claims, to the extent such property has not otherwise been allocated pursuant to the terms of the Plan (in the case of Secured Claims).

Article II.

METHOD OF CLASSIFICATION OF CLAIMS AND INTERESTS
AND GENERAL PROVISIONS

2.1.	General Rules of Classification

     Generally, a Claim is classified in a particular Class for Distribution purposes only to the extent the Claim has not been paid, released or otherwise satisfied and qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes.

2.2.	Administrative Claims, Priority Tax Claims and Fee Claims.

     Administrative Claims, Fee Claims and Priority Tax Claims have not been classified and are excluded from the Classes set forth in Article III in accordance with section 1123(a)(1) of the Bankruptcy Code. Priority Claims are classified in Class 1.

2.3.	Bar Date for Administrative Claims

     To be eligible to receive Distributions under the Plan on account of an Administrative Claim, except to the extent set forth in the Court’s Order, dated June 5, 2001, establishing a bar date for Administrative Claims, a Holder of an Administrative Claim must have filed a request for payment of such Claim by the applicable bar date of July 30, 2001.

2.4.	Bar Date for Fee Claims

     All proofs or applications for payment of Fee Claims must be filed with the Court by the date that is 45 days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter). Any Person or entity that fails to file such a proof of Claim or application on or before such date shall be forever barred from asserting such Claim against the Debtor or its property and the Holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Claim.

Article III.

CLASSIFICATION OF CLAIMS AND INTERESTS

     The following is the designation of the Classes of Claims and Interests under the Plan:

3.1.	Class 1

     shall consist of all Priority Claims.

3.2.	Class 2

     shall consist of all Secured Claims, whether validly perfected under applicable state law prior to the Petition Date or validly perfected after the Petition Date in accordance with section 546(b) of the Bankruptcy Code. Each Allowed Secured Claim in Class 2 shall be considered to be a separate subclass within Class 2, and each such subclass shall be deemed to be a separate Class for purposes of the Plan.

3.3.	Class 3

     shall consist of all Unsecured Claims against the Debtor not otherwise classified that are not cured, paid, released or waived pursuant to the Plan, or classified in any other Class, including, without limitation, Claims (a) for goods sold and/or services rendered, (b) for moneys lent, (c) based upon guarantees of performance or payment of the obligations or duties of any Person, (d) for tort liability, (e) for environmental remediation, (f) of governmental units under any applicable unclaimed property or escheat laws, (g) of governmental units for taxes, assessments, penalties or charges which are not Priority Tax Claims, (h) for contribution, reimbursement or indemnity, (i) for fines, penalties or other assessments, (j) for the portion of any Claim supported directly or indirectly by a letter of credit issued for the account of the Debtor in excess of the amount available under such letter of credit, (k) by current and former employees of the Debtor and/or their beneficiaries owing under any of the Employee Programs, (l) with respect to any Employee Program Claim (whether of the Pension Benefit Guaranty Corporation or otherwise), (m) representing the undersecured portion of any Claim that is otherwise a Secured Claim, and (n) arising from the rejection of executory contracts and unexpired leases.

3.4.	Class 4

     shall consist of all Insurance Claims against the Debtor.

3.5.	Class 5

     shall consist of all Interests in the Debtor. At the close of business on the Record Date, the consolidated stockholders list or transfer ledger held by the transfer agent for the Equity Interests will be closed, and there will be no further changes in the record holders of the Equity Interests, except to the extent that holders of warrants or other rights shall have the right to exercise such rights prior to the date on which the initial Distribution is made to Holders of Class 5 Interests. The Plan Administrator will have no obligation to recognize any transfer of such Equity Interests occurring after the Record Date. The Plan Administrator will be entitled instead to recognize and deal for all purposes relating to the Plan with only those record holders stated on the consolidated stockholders list or transfer ledger as of the close of business on the Record Date.

Article IV.

TREATMENT OF UNIMPAIRED CLASSES

     Pursuant to section 1126(f) of the Bankruptcy Code, Holders of unimpaired Claims shall be deemed to have accepted the Plan.

4.1.	Administrative Claims

     Subject to the terms of Section 6.8 hereof and unless (a) otherwise provided for herein or (b) the Holder of an Allowed Administrative Claim agrees to receive other, less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid 100% of the unpaid allowed amount of such Administrative Claim in Cash on or as soon as reasonably practicable after the Distribution Date. Notwithstanding the immediately preceding sentence: (i) any Administrative Claims for goods sold or services rendered representing liabilities incurred by the Debtor in the ordinary course of business during the Reorganization Case involving trade or vendor Claims, subject to compliance with any applicable bar date, shall be paid by the Debtor or Plan Administrator in the ordinary course in accordance with the terms and conditions of any agreements relating thereto; and (ii) Administrative Claims of the United States Trustee for fees pursuant to 28 U.S.C. § 1930(a)(6) shall be paid in accordance with the applicable schedule for payment of such fees. Administrative Claims shall be paid only from the Administrative/Priority Fund.

4.2.	Class 1 Priority Claims and Priority Tax Claims

     Each Holder of an Allowed Class 1 Priority Claim or Allowed Priority Tax Claim shall be paid 100% of the unpaid amount of such Allowed Claim in Cash on or as soon as reasonably practicable after the Distribution Date. Any claim or demand for penalty relating to any Priority Tax Claim shall be disallowed, and the Holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtor. Notwithstanding the foregoing, the Holder of an Allowed Class 1 Priority Claim or Allowed Priority Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtor. Class 1 Priority Claims and Priority Tax Claims shall be paid only from the Administrative/Priority Fund.

4.3.	Fee Claims

     Each Holder of an Allowed Fee Claim shall receive 100% of the unpaid allowed amount of such Claim in Cash on or as soon as reasonably practicable after the Distribution Date. Notwithstanding the foregoing, the Holder of an Allowed Fee Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Debtor. Fee Claims shall be paid only from the Fee Claims Reserve.

4.4.	Class 2 Secured Claims

     Subject to the provisions of sections 502(b)(3) and 506(d) of the Bankruptcy Code, each Holder of an Allowed Class 2 Secured Claim shall receive, at the Debtor’s option and to the extent such Claim is secured by Collateral in the possession of the Plan Administrator: (a) 100% of the Net Proceeds from the sale of the relevant Collateral, up to the unpaid allowed amount of such Claim (with such payments to be made, if applicable, from accounts set up by the Debtor, during the Reorganization Case, in connection with the sale of such Collateral), subject to applicable inter-creditor lien priorities; (b) the return of the relevant Collateral; or (c) such other, less favorable treatment as shall be agreed to between the Holder of such Claim and the Debtor. Such Distribution shall be made on or as soon as reasonably practicable after the Distribution Date (subject, if applicable, to the Debtor’s receipt of the proceeds of the sale of the relevant collateral). Upon receipt by the relevant Holder of such Distributions, such Holder’s lien or other security interest in the relevant Collateral shall be deemed released. To the extent a Claim is partially an Allowed Class 2 Secured Claim based on an offset right and partially an Allowed Claim of another type, such Class 2 Secured Claim shall be deemed to have been (x) setoff only to the extent of the allowed amount of the allowed, liquidated, nondisputed, non-contingent claim owing to the Debtor, and (y) a Claim classified in another relevant Class for any excess of such Claim over the amount so set off. If a Claim is fully a Class 2 Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the Debtor that are in an amount in excess of the amount validly offset and the payment, in full and in cash, of all amounts due and owing as of the Effective Date to the Debtor and the turnover of any property of the Debtor held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition of the allowance of such Class 2 Secured Claim.

4.5.	Class 3 Unsecured Claims

     Each Holder of an Allowed Class 3 Unsecured Claim shall (a) be paid 100% of the unpaid amount of such Allowed Claim plus interest from the Petition Date through the Distribution Date at either (i) the applicable rate as set forth in the contract upon which the Claim is based or (ii) 8.50%, per annum in Cash on or as soon as reasonably practicable after the Distribution Date or (b) receive such other, less favorable treatment as shall be agreed upon by the Holder of such Claim and the Debtor. Distributions to Holders of Allowed Class 3 Unsecured Claims shall be made only from the Unsecured Distribution Fund.

4.6.	Class 4 Insurance Claims

     Each Holder of an Allowed Class 4 Insurance Claim shall be limited to the recovery of the amount of such Allowed Claim provided under the Insurance Policy according to the terms of such policy. To the extent that the amount of coverage under such Insurance Policy does not satisfy such Allowed Claim, the remaining unsatisfied portion of such Allowed Claim shall be a Class 3 Unsecured Claim.

4.7.	Class 5 Interests

     All Holders of Interests shall receive, in one or more Distributions, their Ratable share of the Equity Fund in exchange for the redemption of their Interests. As a precondition to any Distribution to Holders of Interests, such Holders shall surrender to the Plan Administrator any note, instrument, document, certificate, agreement, certificated security or other item evidencing such Interest pursuant Section 7.1 hereof.

Article V.

TREATMENT OF IMPAIRED CLASSES

     There are no impaired classes under the Plan. Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, all classes are conclusively presumed to have accepted the plan.

Article VI.

IMPLEMENTATION

     In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means of execution and implementation of the Plan.

6.1.	Powers

     (a)      Directors and Officers. On the Effective Date, the authority, power and incumbency of the persons then acting as directors and officers of the Debtor shall be terminated and such directors and officers shall be deemed to have resigned.

     (b)      Succession by Plan Administrator. On the Effective Date, the Plan Administrator shall be appointed and shall succeed to such powers as would have been applicable to the Debtor’s officers, directors and shareholders, and the Plan Administrator shall be authorized to dissolve the Debtor or take such other actions as the Plan Administrator determines is in the best interests of the Claim or Interest Holders. On the Effective Date, the Plan Administrator shall establish and fund the Wind-down Reserve, the Equity Fund, the Fee Claims Reserve, the Administrative/Priority Fund and the Unsecured Distribution Fund in accordance with the terms hereof. All other property of the Estate not distributed to the Holders of Claims on the Effective Date including, without limitation, any moneys held in escrow or separate segregated accounts during the pendency of the Reorganization Case, shall be managed by the Plan Administrator and shall be held in the name of the Debtor free and clear of all Claims against and Interests in the Debtor, except for the rights to Distribution afforded to Holders of Claims or Interests under the Plan. The Plan Administrator shall make the remaining Distributions required under the Plan in accordance with the Plan’s terms. After the Effective Date, the Debtor shall have no liability to Holders of Claims or Interests other than as provided for in the Plan. The Plan will be administered and actions will be taken in the name of the Debtor through the Plan Administrator irrespective of whether of the Debtor has been dissolved.

6.2.	Plan Administrator

     The Debtor shall designate the Plan Administrator, whose appointment shall be subject to the approval of the Court pursuant to the Confirmation Order. The salient terms of the Plan Administrator’s employment, including the Plan Administrator’s duties and compensation (which compensation shall be negotiated by the Plan Administrator and the Debtor, and to the extent not set forth in the Plan, shall be set forth in the Confirmation Order). In general, the Plan Administrator shall act for the Debtor in a fiduciary capacity as applicable to a board of directors, subject to the provisions hereof. The duties and powers of the Plan Administrator shall include the following, but in all cases shall be consistent with the terms of the Plan:

     (a)      To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director or shareholder of the Debtor with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including, without limitation, amendment of the certificate of incorporation and by-laws of the Debtor and the dissolution of the Debtor;

     (b)      To maintain accounts, make Distributions and take other actions consistent with the Plan and the implementation hereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Debtor or the Plan Administrator, even in the event of the dissolution of the Debtor;

     (c)      Subject to the applicable provisions of the Plan, to collect and liquidate all assets of the Estate pursuant to the Plan and to administer the winding-up of the affairs of the Debtor and the Debtor’s withdrawal from the Joint Ventures;

     (d)      To object to any Claims (Disputed or otherwise), including as discussed in Section 9.1 hereof, and to compromise or settle any Claims prior to objection without supervision or approval of the Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of the Court, and the guidelines and requirements of the United States Trustee, other than those restrictions expressly imposed by the Plan or the Confirmation Order, and/or to seek Court approval, on a quarterly basis, for any Claims settlements made within such quarterly period or otherwise;

     (e)      To make decisions, without further Court approval, regarding the retention or engagement of professionals, employees and consultants by the Plan Administrator and to pay, from the Wind-down Reserve, the fees and charges incurred by the Plan Administrator on or after the Effective Date for fees of professionals, disbursements, expenses or related support services relating to the winding down of the Debtor and implementation of the Plan without application to the Court, provided, however, that the Plan Administrator and the Debtor shall have no obligation to pay for professional fees, disbursements, expenses or any related support services incurred by the Creditors’ Committee in the Reorganization Case subsequent to its dissolution pursuant to the terms of the Plan;

     (f)      To seek a determination of tax liability under section 505 of the Bankruptcy Code and to pay taxes, if any, related to the Debtor or the sale of non-Cash Assets of the Debtor;

     (g)      To take all other actions not inconsistent with the provisions of the Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan;

     (h)      To make all Distributions to Holders of Allowed Claims or Interests provided for or contemplated by the Plan;

     (i)      To invest Cash in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court and as deemed appropriate by the Plan Administrator;

     (j)      To collect any accounts receivable or other claims of the Debtor or the Estate not otherwise disposed of pursuant to the Plan;

     (k)      To enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtor’s obligations thereunder;

     (l)      Subject to Court approval, to abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of the Plan Administrator’s choice, any assets if it concludes that they are of no benefit to the Estate;

     (m)      To prosecute and/or settle Litigation Claims and exercise, participate in or initiate any proceeding before the Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other non-judicial proceeding and litigate or settle such Litigation Claims on behalf of the Debtor, and pursue to settlement or judgment of such actions;

     (n)      To purchase or create and carry all insurance policies and pay all insurance premiums and costs it deems necessary or advisable;

     (o)      To implement and/or enforce all provisions of the Plan; and

     (p)      To collect and liquidate all assets of the Estate pursuant to the Plan and subject to Court approval, and administer the winding-up of the affairs of the Debtor including, but not limited to, causing the dissolution of the Debtor and closing the Reorganization Case.

6.3.	Investments

     All Cash held by the Plan Administrator shall be invested in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Court and as deemed appropriate by the Plan Administrator.

6.4.	Resignation, Death or Removal of Plan Administrator

     The Plan Administrator may resign at any time upon 30 days’ written notice in accordance with Section 10.10 of the Plan, to the Debtor and counsel to the Plan Administrator, if any, that a successor Plan Administrator is identified and accepts the appointment on substantially the terms as the resigning Plan Administrator. Any party in interest may move for the removal the Plan Administrator for cause upon notice to parties in interest pursuant to Section 10.10 hereof; provided, however, that if the Plan Administrator or any other party in interest shall object to such removal within twenty (20) days of such notice, such removal shall not be effective until approved by the Court. In the event of any such resignation or removal, or the death or incapacity of the Plan Administrator, the Debtor or the Court may appoint a new Plan Administrator. No successor Plan Administrator hereunder shall in any event have any liability or responsibility for the acts or omissions of any of his or her predecessors. Every successor Plan Administrator appointed pursuant hereto shall execute, acknowledge and deliver to the Court an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his or her predecessor.

6.5.	Employee Programs

     From and after the Effective Date, to the extent not earlier terminated in accordance with their terms, the Employee Programs shall be deemed terminated in accordance with their terms with no further action required by the Debtor or the Plan Administrator, and to the extent any of such Employee Programs constitute distinct executory contracts with individual employees or otherwise, such contracts shall be deemed rejected in accordance with Section 9.1 below.

6.6.	Exemption from Certain Transfer Taxes

     (a)      Pursuant to section 1146(c) of the Bankruptcy Code: (i) the issuance, transfer or exchange of any securities, instruments or documents; (ii) the creation of any other lien, mortgage, deed of trust or other security interest; or (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of or in connection with, the Plan or the sale of any assets of the Debtor or the Plan Administrator, including any deeds, bills of sale or assignments executed in connection with the Plan or the Confirmation Order, shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under section 1146(c) of the Bankruptcy Code.

     (b)      Each of the asset sales entered into by the Debtor during the Reorganization Case and approved by the Court pursuant to section 363 of the Bankruptcy Code was a sale in contemplation of this Plan and, therefore, all such actions taken pursuant to such sales are entitled to the exemptions provided for under and to the fullest extent permitted by section 1146(c) of the Bankruptcy Code.

6.7.	Asset Sales

     All non-Cash assets of the Estate (other than Collateral returned to the Holder of a Secured Claim pursuant to Section 4.4 hereof) not previously disposed of shall be, subject to approval of the Court, sold or otherwise liquidated or, if appropriate in the judgment of the Plan Administrator, abandoned in any commercially reasonable manner, including to a charitable organization or organizations designated by the Plan Administrator in respect of assets of inconsequential value. Subject to the provisions of Section 9.5 of the Plan, all other non-Cash assets of the Estate as of the Effective Date shall similarly be sold, liquidated or abandoned by the Plan Administrator.

6.8.	Setoffs

     Except as otherwise provided in the Plan, the Confirmation Order, or in agreements previously approved by Final Order of the Court, the Debtor, or the Plan Administrator may, pursuant to applicable law (including section 553 of the Bankruptcy Code), offset against any Claim, including an administrative expense of the Debtor, before any Distribution is made on account of such Claim, any and all of the claims, rights and causes of action of any nature that the Debtor or the Plan Administrator may hold against the Holder of such Claim; provided, however, that neither the failure to effect such a setoff, the allowance of any Claim hereunder, any other action or omission of the Debtor or the Plan Administrator, nor any provision of this Plan shall constitute a waiver or release by the Debtor or the Plan Administrator of any such claims, rights and causes of action that the Debtor or the Plan Administrator may possess against such Holder. To the extent the Debtor or the Plan Administrator fails to set off against a creditor and seek to collect a claim from such creditor after a Distribution to such creditor pursuant to the Plan, the Debtor or the Plan Administrator, if successful in asserting such claim, shall be entitled to full recovery on the claim of such party or parties against such creditor. The Plan Administrator may seek Court approval for any such setoff or, on a quarterly basis, for any such setoffs effected or proposed to be effected within such quarterly period.

6.9.	Compromise of Controversies

     The Plan is premised upon the approval of certain settlements and compromises, including the RGC Settlement. Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, and shall constitute a ratification of, and shall be deemed to incorporate, the RGC Settlement in all respects. The entry of the Confirmation Order shall constitute the Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Plan Administrator, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

6.10.	Withdrawal of the Plan

     The Debtor reserves the right, in the exercise of its reasonable discretion, to revoke and withdraw or modify the Plan at any time prior to the Confirmation Date or, if the Debtor is for any reason unable to consummate the Plan after the Confirmation Date, at any time up to the Effective Date. If the Debtor revokes or withdraws the Plan, (a) nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by or against the Debtor or to prejudice in any manner the rights of the Debtor or any Person in any further proceeding involving the Debtor and (b) the result shall be the same as if the Confirmation Order were not entered, the Plan was not filed and the Effective Date did not occur.

6.11.	Litigation Claims

     All Litigation Claims shall remain property of the Debtor, and may be prosecuted, settled or abandoned by the Plan Administrator after the Effective Date. Notwithstanding anything to the contrary herein, no Distribution shall be made to the Holder of any Claim, including by way of setoff or recoupment by such claimant, if the Debtor or the Plan Administrator has taken action to recover, or given notice to the applicable party of intent to take such action, on a Litigation Claim or Vendor Claim against the Holder of such Claim (or the direct or indirect transferor of such Holder), until such Litigation Claim or Vendor Claim is resolved.

6.12.	Wind-down Reserve and Administrative/Priority Fund

     The Plan Administrator shall pay plan administration costs and costs of holding and liquidating any non-Cash property, including but not limited to taxes, insurance proceeds, rent, wages and professionals’ fees, from the Wind-down Reserve, and shall pay all Administrative, Class 1 Priority Claims and Priority Tax Claims from the Administrative/Priority Fund. To the extent the Plan Administrator determines that funds allocated to the Administrative/Priority Fund are insufficient for such purposes, the Net Proceeds of the continuing liquidation of the Debtor’s assets shall, to the extent necessary for such purposes, be allocated to the Administrative/Priority Fund. After all costs associated with the Wind-down Reserve have been paid, and/or upon the reasonable determination of the Plan Administrator that the funds in the Wind-down Reserve exceed the amounts necessary to pay the expenses for which such fund is established, the remaining or excess funds, as applicable, in the Wind-down Reserve shall be deposited into the Equity Fund.

6.13.	Preservation of Escrows

     Notwithstanding anything to the contrary in the Plan, to the extent any sale of non-Cash assets requires the Plan Administrator to escrow or otherwise retain any consideration received in the sale (for example, pending post-closing adjustments), no such escrowed or retained funds shall be deposited in the Equity Fund or distributed to Holders of Secured Claims as set forth in the Plan, until the Plan Administrator or the Debtor is contractually allowed to distribute such funds or the Court otherwise authorizes such distribution.

6.14.	Insurance Preservation

     Nothing in the Plan, including any releases, shall diminish or impair the enforceability of any Insurance Policies or other policies of insurance that may cover Insurance Claims or other claims against the Debtor or any other Person.

6.15.	Closing of Administrative/Priority Fund and Fee Claims Reserve

     When all payments to be made from the Administrative/Priority Fund or the Fee Claims Reserve have been made, and/or upon the reasonable determination of the Plan Administrator that amounts in such funds exceed the amounts necessary to make the Distributions for which such funds were established, the remaining or excess amounts, as applicable, in such funds shall be deposited in the Equity Fund.

Article VII.

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

7.1.	Surrender of Securities

     (a)      Mandatory Exchange/Surrender of Securities. Each Holder of any Claim against or Interest in the Debtor shall surrender to the Plan Administrator any note, instrument, document, certificate, subordinated note, agreement, certificated security or other item evidencing such Claim or Interest. No Distribution hereunder shall be made to or on behalf of any Holder of a Claim or Interest unless and until such Holder surrenders such items to the Plan Administrator, or demonstrates the non-availability of such items to the satisfaction of the Plan Administrator, including requiring such Holder to post a lost instrument or other indemnity bond, among other things, to hold the Debtor and the Plan Administrator harmless in respect of such instrument or other item described above and any Distributions made in respect thereof. Any such Holder that fails to surrender such items described above or to satisfactorily explain their non-availability to the Plan Administrator within 180 days of the Effective Date shall be deemed to have no further Claim against the Debtor, the Plan Administrator or their property in respect of such Claim and shall not participate in any Distribution hereunder, and the Distribution that would otherwise have been made to such Holder shall be treated as Unclaimed Property. Notwithstanding the immediately preceding sentence, any such Holder of a Disputed Claim or Interest shall not be required to surrender such items until the time such Claim is allowed or disallowed.

     (b)      Cancellation of Stock/Instruments. All Old Common Stock of the Debtor and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtor shall be deemed canceled on the Record Date.

7.2.	Releases

     (a)      Satisfaction of Claims and Interests in the Debtor. The treatment to be provided for respective Allowed Claims against or Interests in the Debtor pursuant to the Plan shall be in full satisfaction, settlement and release of such respective Claims and Interests.

     (b)      Waiver of Claims. As of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise expressly provided in the Confirmation Order or herein, all Persons who, directly or indirectly, have held, hold or may hold Claims against or Interests in the Debtor shall be deemed, by virtue of their accepting the Plan and receipt of Distributions and/or other treatment contemplated under the Plan, to have forever covenanted with the Debtor and with each of the Released Parties to waive, release and not to (a) sue, or otherwise seek any recovery from the Debtor or any Released Party, whether for tort, contract, violations of federal or state securities laws, or otherwise, based upon any act or occurrence or failure to act taken from the Petition Date through the Effective Date arising out of the business or affairs of the Debtor, or (b) assert any Claim, obligation, right, cause of action or liability which any such Holder of a Claim against or Interest in the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transactions or the occurrence taking place from the Petition Date through the Effective Date in any way relating to the Debtor, the Reorganization Case, or the Plan.

     (c)      Debtor’s Releases. The Debtor hereby waives, releases and discharges all Released Parties from any claim (as such term “claim” is defined in section 101(5) of the Bankruptcy Code), except for claims based upon gross negligence or willful misconduct, arising from the Petition Date through the Effective Date related to such party’s acts or omissions to act (including, but not limited to, any claims arising out of any alleged fiduciary or other duty) as an officer, director, employee, agent, representative, attorney, accountant, financial advisor or other professional of the Debtor or affiliate thereof, in that capacity. Any such release shall additionally act as an injunction against any claimant or equity interest holder of the Debtor from commencing or continuing any action, employment of process or act to collect, offset or recover any claim that is so released.

     (d)      Injunction. The Confirmation Order shall provide, among other things, that all Persons who have held, hold or may hold Claims against or Interests in the Debtor are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from taking any of the following actions (other than actions to enforce any rights or obligations under the Plan): (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtor, the Plan Administrator or any of their property; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, the Plan Administrator or any of their property; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Plan Administrator or any of their property; (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Debtor, the Plan Administrator or any of their property, except as contemplated or allowed by the Plan; (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) prosecuting or otherwise asserting any right, claim or cause of action released pursuant to the Plan. The injunction provided for in this section shall be limited in all respects to the breadth of the releases granted in the Plan.

     (e)      Exculpation. The Debtor, the Released Parties, the Plan Administrator, the Creditors’ Committee and members thereof (in their capacity as such, and specifically excluding any member of the Creditors’ Committee as a vendor of, or in similar relationship or capacity to, the Debtor) and any property of or professionals retained by such parties, or direct or indirect predecessor in interest to any of the foregoing Persons, shall not have or incur any liability to any Person for any act taken or omission occurring on or after the Petition Date and prior to the Effective Date in connection with or related to the Debtor, the Plan Administrator or the Reorganization Case, including but not limited to (i) formulating, preparing, disseminating, implementing, confirming, consummating or administrating the Plan (including soliciting acceptances or rejections thereof if necessary); (ii) the Disclosure Statement, if submitted, or any contract, instrument, release or other agreement or document entered into or any action taken or not taken in connection with the Plan; or (iii) any Distributions made pursuant to the Plan, except for acts constituting willful misconduct or gross negligence, and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     (f)      Direct Claims. Notwithstanding anything herein to the contrary, this Plan shall in no manner act or be construed to waive, release or enjoin any direct, non-derivative claims or actions against any third party including, without limitation, any Released Party, based upon any act or occurrence, or failure to act, taking place prior to the Petition Date.

Article VIII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1.	Assumption or Rejection of Executory Contracts and Unexpired Leases

     (a)      On the Effective Date, all executory contracts and unexpired leases of the Estate shall be rejected by the Debtor pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except: (i) any executory contract or unexpired lease that is the subject of a separate motion to assume or assume and assign filed pursuant to section 365 of the Bankruptcy Code by the Debtor before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such executory contract or unexpired lease shall automatically be rejected as if rejected hereunder as of the Effective Date; (ii) all executory contracts or unexpired leases assumed under this Plan or by order of the Court entered before the Confirmation Date and not subsequently rejected pursuant to an order of the Court; and (iii) any agreement, obligation, security interest, transaction or similar undertaking that the Debtor believes is not an executory contract or lease that is later determined by the Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within 30 days of any such determination. Any order entered after the Confirmation Date by the Court, after notice and hearing, authorizing the rejection of an executory contract or unexpired lease shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such order were entered prior to the Confirmation Date.

     (b)      Subject to subsection (a) above, the Confirmation Order shall constitute an order of the Court approving the rejection of all executory contracts and unexpired leases the rejection of which is provided for in Section 8.1(a) hereof pursuant to section 365 and 1123 of the Bankruptcy Code and such rejection shall be deemed effective as of the Effective Date.

8.2	Bar Date for Rejection Damages

     If the rejection of any executory contract or unexpired lease under the Plan gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified in Class 3; provided, however, that the Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtor, the Plan Administrator, their successors or properties, unless a proof of such Claim is filed and served on the Plan Administrator within thirty (30) days after the date of notice of the entry of the order of the Court rejecting the executory contract or unexpired lease which may include, if applicable, the Confirmation Order.

Article IX.

DISTRIBUTIONS

9.1.	Objections to and Estimation of Claims

     The Plan Administrator will attempt to resolve consensually any disputes regarding the amount of any Administrative, Class 1 Priority, Priority Tax, Unsecured or Secured Claim. On or before the date that is sixty (60) days after the Effective Date or such other date as is set by the Court, the Plan Administrator may file with the Court an objection to the allowance of any such Claim, or any other appropriate motion or adversary proceeding with respect thereto. All such objections may be litigated to Final Order; provided, however, that the Plan Administrator may compromise and settle, withdraw or resolve by any other method approved by the Court, any objections to such Claims. In addition, the Plan Administrator may, at any time, request that the Court estimate, pursuant to section 502(c) of the Bankruptcy Code, any Claim that is contingent or unliquidated, regardless of whether a Debtor has previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Court estimates any contingent or unliquidated Claim, the amount of such estimation will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

Administrative, Class 1 Priority, Priority Tax, Unsecured or Secured Claims may be estimated and thereafter resolved by any mechanism permitted under the Bankruptcy Code or the Plan.

9.2.	Amendments to Claims

     A Claim may be amended to increase the amount or priority of such Claim prior to the Confirmation Date only as agreed upon by the Debtor and the Holder of such Claim, after consultation with the Committee, or as otherwise permitted by the Court, the Bankruptcy Rules or applicable law. After the Confirmation Date, a Claim may not be filed or amended without the authorization of the Court and, even with such Court authorization, may be amended by the Holder of such Claim solely to decrease, but not to increase, the amount or priority. Unless otherwise provided herein, any new or amended Claim filed after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtor or Plan Administrator and shall be treated as such on the claims registry, unless the Claim Holder has obtained prior Court authorization for the filing.

9.3.	Funding of the Plan

     The Cash Distributions to be made pursuant to the Plan and the Cash necessary to fund the Equity Fund, the Wind-down Reserve, the Administrative/Priority Fund, the Unsecured Distribution Fund and the Fee Claims Reserve will be available from funds realized in connection with past operations of the Debtor, existing Cash assets of the Debtor and the liquidation of the non-Cash assets of the Debtor.

9.4.	No Recourse to Plan Administrator

     Notwithstanding that the allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is allowed in an amount for which there is insufficient Cash in the relevant fund or reserve to provide a recovery equal to that received by other Holders of Allowed Claims in the relevant Class, no Claim Holder shall have recourse to the Debtor, the Plan Administrator, or any of their respective professionals, or their successors or assigns, or the Holder of any other Claim, or any of their respective property. However, nothing in the Plan shall modify any right of a Holder of a Claim under section 502(j) of the Bankruptcy Code. THUS, THE COURT’S ENTRY OF AN ESTIMATION ORDER MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

9.5.	Non-Cash Property

     Any non-Cash property of the Estate may be sold, transferred or abandoned by the Plan Administrator. Notice of such sale, transfer or abandonment shall be provided to the Holders, if any, of Secured Claims holding liens on such assets. Subject to the provisions hereof with regard to Distributions to any Holders of Secured Claims, in the case of Collateral, the Net Proceeds of such sales shall be deposited in the Wind-down Reserve. If such property cannot, in the Plan Administrator’s judgment, be sold in a commercially reasonable manner, the Plan Administrator shall have the right to abandon or otherwise dispose of such property, including by donation of such property to a charity designated by the Plan Administrator. Except in the case of willful misconduct, no party in interest shall have a cause of action against the Debtor, its directors, officers, employees, consultants or professionals, the Plan Administrator or its employees, consultants or professionals arising from or related to: (a) the disposition of non-Cash property in accordance with this Section; or (b) the investment of amounts by the Plan Administrator.

9.6.	Transmittal of Distributions and Notices

     (a)      Any property or notice that a Person is or becomes entitled to receive pursuant to the Plan may be delivered by regular mail, postage prepaid, in an envelope addressed to that Person at the address indicated on any notice of appearance filed by that Person or his authorized agent prior to the Effective Date. If no notice of appearance has been filed, notice shall be sent to the address indicated on a properly filed proof of Claim or, absent such a proof of Claim, the address set forth in the relevant Schedule of Assets and Liabilities for that Person. Property distributed in accordance with this Section shall be deemed delivered to such Person regardless of whether such property is actually received by that Person.

     (b)      A Holder of a Claim or Interest may designate a different address for notices and Distributions by notifying the Debtor or the Plan Administrator of that address in writing. Any change of address of a party entitled to receive Distributions hereunder must be provided to the Plan Administrator by registered mail in order to be effective. Such notification shall be effective upon receipt.

9.7.	Unclaimed Property

     If any Distribution remains unclaimed for a period of six months after it has been delivered (or attempted to be delivered) in accordance with the Plan to the Holder entitled thereto, such Unclaimed Property shall be forfeited by such Holder, whereupon all right, title and interest in and to the Unclaimed Property shall immediately and irrevocably revest in the Debtor, the Holder of the Allowed Claim previously entitled to such Unclaimed Property shall cease to be entitled thereto, and such property shall be retained by the Plan Administrator or deposited in the Wind-down Reserve or the Equity Fund.

9.8.	Withholding Taxes

     Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from Distributions hereunder. All Persons holding Claims shall be required to provide any information necessary to effect the withholding of such taxes. In addition, all Distributions under the Plan shall be net of the actual and reasonable costs of making such Distributions.

9.9.	Disputed Payment

     If any dispute arises as to the identity of a Holder of an Allowed Claim who is to receive any Distribution, the Plan Administrator may, in lieu of making such Distribution to such Person, make such Distribution into an escrow account until the disposition thereof shall be determined by Court order or by written agreement among the interested parties to such dispute.

9.10.	Miscellaneous Distribution Provisions

     (a)      Method of Cash Distributions.Any Cash payment to be made by the Plan Administrator pursuant to the Plan will be in U.S. dollars and may be made, at the sole discretion of the Plan Administrator, by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law.

     (b)      Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

     (c)      No Distribution in Excess of Allowed Amount of Claim.

     Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall receive in respect of such Claim any Distribution (of a value set forth herein or in the Disclosure Statement) in excess of the allowed amount of such Claim, except for the payment of interest on such claims as provided in section 4.5 of the Plan.

9.11.	De Minimis Distribution Provisions

     Notwithstanding anything to the contrary contained in the Plan, the Plan Administrator will not be required to distribute, and will not distribute, Cash to the holder of an Allowed Claim or Interest if the amount of Cash to be distributed on account of such Claim or Interest is less than $5. Any Holder of an Allowed Claim or Interest on account of which the amount of Cash to be distributed is less than $5 will have such Claim or Interest discharged and will be forever barred from asserting any such Claim against the Debtor, the Plan Administrator or their respective property. Any Cash not distributed pursuant to this provision will be placed in the Equity Fund, free of any restrictions thereon, pending final Distribution pursuant to the terms of the Plan.

Article X.

ADMINISTRATIVE PROVISIONS

10.1.	Retention of Jurisdiction

     (a)      Purposes. Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(i) To determine the allowability, classification, or priority of Claims upon objection by the Debtor, the Plan Administrator or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

(ii) To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order, or any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Court in the Reorganization Case on or before the Effective Date with respect to any Person;

(iii) To protect the property of the Estate, including Litigation Claims, from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning liens, security interest or encumbrances on any property of the Estate;

(iv) To determine any and all applications for allowance of Fee Claims;

(v) To determine any Priority Tax Claims, Priority Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(vi) To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan and the making of Distributions hereunder;

(vii) To determine any and all motions related to the rejection, assumption or assignment of executory contracts or unexpired leases, or to determine any motion to reject an executory contract or unexpired lease pursuant to Section 8.1(a) of the Plan;

(viii) To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Reorganization Case, including any remands;

(ix) To enter a Final Order closing the Reorganization Case;

(x) To modify the Plan under section 1127 of the Bankruptcy Code, to remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(xi) To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(xii) To enable the Plan Administrator to prosecute any and all proceedings to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtor may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(xiii) To determine any tax liability pursuant to section 505 of the Bankruptcy Code;

(xiv) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(xv) To resolve any disputes concerning whether a Person had sufficient notice of the Reorganization Case, the applicable Claims bar date, the hearing to consider approval of the Disclosure Statement (if necessary) or the Confirmation Hearing or for any other purpose;

(xvi) To resolve any dispute or matter arising under or in connection with any order of the Court entered in the Reorganization Case;

(xvii) To authorize sales of assets as necessary or desirable and resolve objections, if any, to such sales;

(xviii) To hear and resolve Litigation Claims;

(xix) To resolve any disputes concerning any release of a non-debtor hereunder or the injunction against acts, employment of process or actions against such non-debtor arising hereunder;

(xx) To approve any Distributions, or objections thereto, under the Plan;

(xxi) To approve any Claims settlement entered into or offset exercised by the Plan Administrator;

(xxii) To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

10.2.	Amendments

                     (a)          Preconfirmation Amendment. The Debtor may modify the Plan at any time prior to the entry of the Confirmation Order, provided that the Plan, as modified, and the disclosure statement pertaining thereto, if one is necessary, meet applicable Bankruptcy Code requirements.

                     (b)          Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtor may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that: (i) the Debtor obtain approval of the Court for such modification, after notice and a hearing; and (ii) such modification shall not materially and adversely affect the interests, rights, treatment or Distributions of any Class of Allowed Claims or Interests under the Plan.

                     (c)          Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before substantial consummation of the Plan, the Debtor may modify the Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests, provided that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtor obtains Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each Class affected by such modification; and (iv) the Debtor complies with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

10.3.	The Role of the Creditors’ Committee

                     As of the Distribution Date, the duties of the Creditors’ Committee shall terminate, except with respect to any appeal pending on the Effective Date of an order in the Reorganization Case and the pursuit of or objection to any Fee Claims or Allowed Claims.

10.4.	Successors and Assigns

                     The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person.

10.5.	Governing Law

                     Except to the extent that the Bankruptcy Code, Bankruptcy Rules or other federal laws apply, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

10.6.	Corporate Action

                     The dissolution of the Debtor and any other matters provided for under the Plan involving the corporate or entity structure of any Debtor or corporate action, as the case may be, to be taken by or required of the Debtor shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by stockholders or directors of the Debtor or the Plan Administrator, as the case may be.

10.7.	Effectuating Documents and Further Transactions

                     The Debtor and the Plan Administrator shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other actions as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

10.8.	Confirmation Order and Plan Control

                     To the extent the Confirmation Order and/or this Plan is inconsistent with the Disclosure Statement (if one is submitted), any other agreement entered into by the Debtor and any third party, the Plan controls the Disclosure Statement and any such agreements and the Confirmation Order (and any other orders of the Court) control the Plan.

10.9.	Rules of Construction

                     (a)          Undefined Terms. Any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

                     (b)          Miscellaneous Rules. (i) The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Plan as a whole, not to any particular section, subsection, or clause, unless the context requires otherwise; (ii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, unless superseded herein or in the Confirmation Order; (iii) any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been amended, restated, modified or supplemented as of the Effective Date; (iv) in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply; and (v) whenever the Plan provides that a payment or Distribution shall occur “on” any date, it shall mean “on, or as soon as reasonably practicable after” such date.

10.10.	Notices

                     All notices or requests in connection with the Plan shall be in writing and will be deemed to have been given when received by mail and addressed to:

CYCH, Inc. c/o [Plan Administrator]: ---- Isaac Newton Square Reston, Virginia

with copies to:

Morris, Nichols, Arsht & Tunnell 1201 N. Market Street, P.O. Box 1347 Wilmington, Delaware 19899-1347 Attn: Robert J. Dehney, Esq.

-and-

Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, New York 10103 Attn: Arnold Gulkowitz, Esq. Edmond Seferi, Esq.

10.11	No Admissions

                     Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission by the Debtor with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of a Claim’s classification.

Dated: Wilmington, Delaware
             September 28, 2001

CYCH, INC.

BY: /s/ Tom LaHaye
       Name: Tom LaHaye
       Title: Executive Vice President, CFO